EXHIBIT 99.1
Capstone Turbine Completes Offering
CHATSWORTH, CALIF — October 24, 2005 —Capstone Turbine Corporation® (www.microturbine.com; Nasdaq:CPST), announced today that, effective October 21, 2005, it had completed the previously announced registered offering of the company’s common stock. Pursuant to the offering, the company issued a total of 17,000,000 shares of its common stock, resulting in gross proceeds of approximately $41.4 million.
“We are pleased to have significantly strengthened our cash and liquidity position as a result of this offering and remain committed to achieving our long-term goals. We believe that Capstone’s MicroTurbine family of products will continue to offer the best value in the market to our customers. We are excited to welcome our new shareholders and appreciate the continuing support of our existing shareholders,” said John R. Tucker, Chief Executive Officer of Capstone Turbine Corporation.
About Capstone Turbine
Capstone Turbine Corporation (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems and was the first to offer commercially viable microturbine energy products. The Company has shipped more than 3,200 MicroTurbines® to customers worldwide. These award-winning systems have logged more than 10 million runtime hours of documented operation. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-certified ISO 9001: 2000 company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Milan and Tokyo.
This press release contains “forward-looking statements”, as that term is used in the federal securities laws, with regard to, among other items, the results of the offering described above. Forward-looking statements may be identified by words such as “expects”, “objective”, “intend”, “targeted”, “plan”, “driving to” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
“Capstone Turbine Corp” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation.
All other trademarks mentioned are the property of their respective owners.
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Contact:	Capstone Turbine Corporation
Investor and Investment Media Inquiries:
Alice Barsoomian, 818-407-3628, Chuck McBride, 818-407-3629
KEYWORD: CALIFORNIA
INDUSTRY KEYWORD: ENERGY UTILITIES OIL/GAS MANUFACTURING